As filed with the Securities and Exchange Commission on August 10, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUANTA SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	74-2851603
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2800 Post Oak Boulevard, Suite 2600

Houston, Texas 77056

(713) 629-7600

(Address, including zip code, telephone number, including area code, of principal executive offices)

Quanta Services, Inc. 2011 Omnibus Equity Incentive Plan

(Full title of the plan)

Donald C. Wayne

Executive Vice President and General Counsel

2800 Post Oak Boulevard, Suite 2600

Houston, Texas 77056

(713) 629-7600

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Gene J. Oshman

Jeremy L. Moore

Baker Botts L.L.P.

910 Louisiana

Houston, Texas 77002

(713) 229-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $0.00001 per share	2,480,003	$34.60	$85,808,104	$10,684

(1)

Includes common stock to be issued pursuant to the Quanta Services, Inc. 2011 Omnibus Equity Incentive Plan (as amended, the “2011 Plan”). Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)

The shares of common stock being registered hereby consist of (i) 1,550,000 additional shares of common stock that have been approved to be issued under the 2011 Plan and (ii) 930,003 shares of common stock that that may be issued in accordance with the recycling and forfeiture provisions of the 2011 Plan, which were previously registered on the Prior Registration Statement (as defined herein) and do not represent and increase to the total number of shares of common stock that may be issued pursuant to the 2011 Plan.

(3)

Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rule 457(c) and 457(h) under the Securities Act. The above calculation is based on the average of the high and low prices of the registrant’s common stock on the New York Stock Exchange, Inc. on August 3, 2018.

PART I

REGISTRATION OF ADDITIONAL SECURITIES

Quanta Services, Inc. (the “Company”) previously registered 11,750,000 shares of its common stock, par value $0.00001 per share (“Common Stock”), for issuance under the Quanta Services, Inc. 2011 Omnibus Equity Incentive Plan. The registration of these shares was filed on a Form S-8 Registration Statement with the Securities and Exchange Commission (the “Commission”) on May 20, 2011 (File No. 333-174374), in accordance with the Securities Act of 1933 (the “Prior Registration Statement”).

On March 29, 2018, the Company’s Board of Directors approved Amendment No. 3 to the 2011 Plan, and on May 24, 2018 the stockholders of the Company approved Amendment No. 3 to the 2011 Plan, to, among other things, increase the number of shares of Common Stock that may be issued thereunder by 1,550,000 shares. In addition, the Company is registering 930,003 shares of Common Stock that may be issued in accordance with the recycling and forfeiture provisions of the 2011 Plan, which were previously registered on the Prior Registration Statement and do not represent and increase to the total number of shares of Common Stock that may be issued pursuant to the 2011 Plan.

This Registration Statement relates to securities of the same class as those to which the Prior Registration Statement relates, and is submitted in accordance with General Instruction E to Form S-8 regarding the registration of additional securities. Pursuant to General Instruction E to Form S-8, the content of the Prior Registration Statement is incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.	Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those set forth above, except that no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that, to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145 of the DGCL.

Article VII of the Company’s bylaws contains provisions for indemnification of directors and officers and for the advancements of expenses to any director or officer to the fullest extent permitted by Delaware law.

Additionally, Article Eleventh of the Company’s restated certificate of incorporation provides that, to the fullest extent permitted by Delaware law, no director shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

Article VIII of the Company’s bylaws permits the Company to purchase insurance for directors and officers and any person whether or not the Company has the power to indemnify pursuant to law, the Company’s restated certificate of incorporation and bylaws against liability for expenses, judgments or settlements. The Company has director and officer insurance in place for its directors and officers.

In addition, the Company has entered into indemnity agreements with its directors and executive officers. The indemnity agreements generally provide that the Company will, to the extent permitted by applicable law, indemnify and hold harmless each indemnitee that is, or is threatened to be made, a party to any civil, criminal or administrative proceeding by reason of the fact that such person is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other enterprise, against all expenses, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with any such proceeding.

The indemnity agreements provide the indemnitee with indemnification rights in connection with third-party proceedings and proceedings brought by or in the right of the Company. In addition, the indemnity agreements provide for the advancement of expenses incurred by the indemnitee in connection with any covered proceeding to the fullest extent permitted by applicable law. The indemnity agreements also provide that if the indemnification rights provided for therein are unavailable for any reason, the Company will pay, in the first instance, the entire amount incurred by the indemnitee in connection with any covered proceeding and waives and relinquishes any right of contribution it may have against the indemnitee. The rights provided by the indemnity agreements are in addition to any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled under applicable law, the Company’s certificate of incorporation or bylaws, or otherwise. The above description of the indemnity agreements is subject to, and is qualified in its entirety by reference to, all the provisions of the form of indemnity agreement, previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 31, 2012.

The Company’s board of directors may from time to time authorize the Company to enter into additional indemnity agreements with other of its future directors and officers utilizing the same form of indemnity agreement.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibits

3.1	Restated Certificate of Incorporation of Quanta Services, Inc. (previously filed as Exhibit 3.3 to the Company’s Form 8-K (No. 001-13831) filed May 25, 2011 and incorporated herein by reference)

3.2	Certificate of Designation of Series G Preferred Stock (previously filed as Exhibit 3.1 to the Company’s Form 8-K (No. 001-13831) filed January 17, 2014 and incorporated herein by reference)

3.3	Bylaws of Quanta Services, Inc., as amended and restated March 27, 2014 (previously filed as Exhibit 3.1 to the Company’s Form 8-K (No. 001-13831), filed March 31, 2014 and incorporated herein by reference)

4.1	Quanta Services, Inc. 2011 Omnibus Equity Incentive Plan (previously filed as Exhibit 4.5 to the Company’s Form S-8 (No. 333-174374) filed May 20, 2011 and incorporated herein by reference)

4.2	Amendment No. 1 to the Quanta Services, Inc. 2011 Omnibus Equity Incentive Plan (previously filed as Exhibit 10.4 to the Company’s Form 10-Q for the quarter ended June 30, 2013 (No. 001-13831) filed August 9, 2013 and incorporated herein by reference)

4.3	Amendment No. 2 to the Quanta Services, Inc. 2011 Omnibus Equity Incentive Plan (previously filed as Exhibit 10.1 to the Company’s Form 10-Q for the quarter ended June 30, 2016 (No. 001-13831) filed August 8, 2016 and incorporated herein by reference)

4.4	Amendment No. 3 to the Quanta Services, Inc. 2011 Omnibus Equity Incentive Plan (previously filed as Exhibit 10.4 to the Company’s Form 8-K (No. 001-13831) filed May 30, 2018 and incorporated herein by reference)

5.1*	Opinion of Baker Botts L.L.P. regarding legality of securities being registered

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of Baker Botts L.L.P. (incorporated by reference from Exhibit 5.1)

24.1*	Powers of Attorney (included on signature page)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Quanta Services, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas on August 10, 2018.

QUANTA SERVICES, INC.

By:	/s/ Earl C. Austin, Jr.
Earl C. Austin, Jr.
President, Chief Executive Officer, Chief Operating Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below appoints Earl C. Austin, Jr., Derrick A. Jensen and Donald C. Wayne, and each of them severally, each of whom may act without the joinder of the others, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on August 10, 2018.

/s/ Earl C. Austin, Jr. Earl C. Austin, Jr.	President, Chief Executive Officer, Chief Operating Officer and Director (Principal Executive Officer)

/s/ Derrick A. Jensen Derrick A. Jensen	Chief Financial Officer (Principal Financial Officer)

/s/ David M. McClanahan David M. McClanahan	Chairman of the Board of Directors

/s/ Jerry K. Lemon Jerry K. Lemon	Chief Accounting Officer (Principal Accounting Officer)

/s/ Doyle N. Beneby Doyle N. Beneby	Director

/s/ J. Michal Conaway J. Michal Conaway	Director

/s/ Vincent D. Foster Vincent D. Foster	Director

/s/ Bernard Fried Bernard Fried	Director

/s/ Worthing F. Jackman Worthing F. Jackman	Director

/s/ Margaret B. Shannon Margaret B. Shannon	Director

/s/ Pat Wood, III Pat Wood, III	Director

II-4